Exhibit 12

STATE STREET RESEARCH EXCHANGE FUND
----------------------------------------------------------------------------
INVESTMENT PORTFOLIO
----------------------------------------------------------------------------
December 31, 1997

----------------------------------------------------------------------------
                                                                    Value
                                                   Shares          (Note 1)
----------------------------------------------------------------------------
COMMON STOCKS 97.7%
Basic Industries 11.1%
Chemical 5.8%
Dow Chemical Co. ..........................        60,000       $  6,090,000
E.I. Du Pont De Nemours & Co. .............       137,000          8,228,562
Monsanto Co. ..............................       135,000          5,670,000
                                                                ------------
                                                                  19,988,562
                                                                ------------
Electrical Equipment 2.1%
General Electric Co. ......................        64,990          4,768,641
General Signal Corp. ......................        63,479          2,678,021
                                                                ------------
                                                                   7,446,662
                                                                ------------
Forest Product 0.6%
Georgia-Pacific Corp. Timber Group* .......        26,251            595,570
Georgia-Pacific Corp. .....................        26,251          1,594,748
                                                                ------------
                                                                   2,190,318
                                                                ------------
Machinery 2.6%
Caterpillar Inc. ..........................       116,800          5,672,100
Millipore Corp. ...........................        99,400          3,373,387
                                                                ------------
                                                                   9,045,487
                                                                ------------
Total Basic Industries ....................                       38,671,029
                                                                ------------
Consumer Cyclical 9.1%
Automotive 1.7%
General Motors Corp. ......................       100,000          6,062,500
                                                                ------------
Recreation 3.2%
Walt Disney Co. ...........................       112,283         11,123,035
                                                                ------------
Retail Trade 4.2%
Dayton Hudson Corp. .......................       150,552         10,162,260
Wal-Mart Stores, Inc. .....................       111,600          4,401,225
                                                                ------------
                                                                  14,563,485
                                                                ------------
Total Consumer Cyclical ...................                       31,749,020
                                                                ------------
Consumer Staple 29.6%
Drug 11.6%
American Home Products Corp. ..............       103,472          7,915,608
Merck & Company, Inc. .....................       117,259         12,458,769
Novartis AG ADR ...........................        92,692          7,530,761
Pfizer Inc. ...............................       167,600         12,496,675
                                                                ------------
                                                                  40,401,813
                                                                ------------


----------------------------------------------------------------------------
                                                                    Value
                                                   Shares          (Note 1)
----------------------------------------------------------------------------
Food & Beverage 4.9%
Anheuser-Busch Companies, Inc. ............       112,600       $  4,954,400
Coca-Cola Co. .............................       107,535          7,164,519
General Mills Inc. ........................        69,200          4,956,450
                                                                ------------
                                                                  17,075,369
                                                                ------------
Hospital Supply 4.1%
Johnson & Johnson .........................       215,091         14,169,120
                                                                ------------
Personal Care 6.2%
Gillette Co. ..............................       118,200         11,871,713
Procter & Gamble Co. ......................       123,200          9,832,900
                                                                ------------
                                                                  21,704,613
                                                                ------------
Tobacco 2.8%
Philip Morris Companies, Inc. .............       213,900          9,692,344
                                                                ------------
Total Consumer Staple .....................                      103,043,259
                                                                ------------
Energy 11.1%
Oil 7.5%
Amoco Corp. ...............................        71,032          6,046,599
Exxon Corp. ...............................       170,136         10,410,196
Mobil Corp. ...............................       136,800          9,875,250
                                                                ------------
                                                                  26,332,045
                                                                ------------
Oil Service 3.6%
Halliburton Co. ...........................        70,024          3,636,872
Schlumberger Ltd. .........................       109,238          8,793,659
                                                                ------------
                                                                  12,430,531
                                                                ------------
Total Energy ..............................                       38,762,576
                                                                ------------
Finance 14.0%
Bank 6.1%
Banc One Corp. ............................       125,902          6,838,052
BankAmerica Corp. .........................       136,800          9,986,400
Chase Manhattan Corp. .....................        41,576          4,552,572
                                                                ------------
                                                                  21,377,024
                                                                ------------
Financial Service 5.4%
American Express Co. ......................       141,591         12,636,997
Federal National Mortgage Association .....       110,400          6,299,700
                                                                ------------
                                                                  18,936,697
                                                                ------------
Insurance 2.5%
General Re Corp. ..........................        40,941          8,679,492
                                                                ------------
Total Finance .............................                       48,993,213
                                                                ------------

The accompanying notes are an integral part of the financial statements.

                                       2

STATE STREET RESEARCH EXCHANGE FUND
----------------------------------------------------------------------------
                                                                    Value
                                                   Shares          (Note 1)
----------------------------------------------------------------------------
Science & Technology 21.3%
Aerospace 4.5%
Boeing Co. ................................       131,800        $ 6,449,963
Raytheon Co. Cl. A ........................         6,377            314,466
Raytheon Co. Cl. B ........................       176,165          8,896,332
                                                                 -----------
                                                                  15,660,761
                                                                 -----------
Computer Software & Service 3.4%
First Data Corp. ..........................        65,338          1,911,136
Microsoft Corp.* ..........................        78,000         10,081,500
                                                                 -----------
                                                                  11,992,636
                                                                 -----------
Electronic Components 1.2%
AMP Inc. ..................................        96,000          4,032,000
                                                                 -----------
Electronic Equipment 5.7%
L.M. Ericsson Telephone Co. ADR Cl. B .....       152,460          5,688,664
Lucent Technologies Inc. ..................        90,522          7,230,445
Motorola Inc. .............................        50,600          2,887,362
Perkin-Elmer Corp. ........................        58,000          4,121,625
                                                                 -----------
                                                                  19,928,096
                                                                 -----------
Office Equipment 6.5%
Hewlett-Packard Co. .......................       160,000         10,000,000
International Business Machines Corp. .....       119,600         12,505,675
                                                                 -----------
                                                                  22,505,675
                                                                 -----------
Total Science & Technology ................                       74,119,168
                                                                 -----------
Utility 1.5%
Telephone 1.5%
AirTouch Communications Inc.* .............       123,800          5,145,438
                                                                 -----------
Total Utility .............................                        5,145,438
                                                                 -----------
Total Common Stocks (Cost $93,546,875) ....                      340,483,703
                                                                 -----------

----------------------------------------------------------------------------
                                     Principal     Maturity
                                       Amount        Date
----------------------------------------------------------------------------
SHORT-TERM OBLIGATIONS 3.3%
American Express Credit Corp.,
  6.10% ..........................  $2,712,000     1/05/1998       2,712,000
General Electric Capital Corp.,
  5.75% ..........................   8,644,000     1/08/1998       8,644,000
                                                                   ---------
Total Short-Term Obligations
  (Cost $11,356,000) ........................................     11,356,000
                                                                  ----------
Total Investments
  (Cost $104,902,875)--101.0% .... ..........................    351,839,703
Cash and Other Assets,
  Less Liabilities--(1.0%)  .................................     (3,549,739)
                                                                 -----------
Net Assets--100.0% ..........................................   $348,289,964
                                                                ============
Federal Income Tax Information:
At December 31, 1997, the net unrealized appreciation of investments based on cost for Federal income tax purposes of $92,417,070 was as follows:
       Aggregate gross unrealized appreciation for all
          investments in which there is an excess of
          value over tax cost ................................  $259,422,633
       Aggregate gross unrealized depreciation for all
          investments in which there is an excess of
          tax cost over value ................................            --
                                                                ------------
                                                                $259,422,633
                                                                ============

----------------------------------------------------------------------------
* Nonincome-producing securities
  ADR stands for American Depositary Receipt, representing ownership of foreign securities.


The accompanying notes are an integral part of the financial statements.

STATE STREET RESEARCH EXCHANGE FUND
----------------------------------------------------------------------------
STATEMENT OF ASSETS AND LIABILITIES
----------------------------------------------------------------------------
December 31, 1997


Assets
Investments, at value (Cost $104,902,875) (Note 1) ............ $351,839,703
Cash ..........................................................       29,195
Dividends and interest receivable .............................      409,354
Receivable for securities sold ................................       21,052
Other assets ..................................................          388
                                                                ------------
                                                                 352,299,692
Liabilities
Federal income tax payable (Note 1) ...........................    3,472,689
Accrued management fee (Note 2) ...............................      442,417
Payable for fund shares redeemed ..............................       21,054
Accrued trustees' fees (Note 2) ...............................       10,198
Accrued transfer agent and shareholder
  services (Note 2) ...........................................        6,475
Other accrued expenses ........................................       56,895
                                                                ------------
                                                                   4,009,728
                                                                ------------
Net Assets                                                      $348,289,964
                                                                ============
Net Assets consist of:
 Undistributed net investment income .........................  $    101,097
 Unrealized appreciation of investments .......................  246,936,828
 Paid-in capital ..............................................  101,252,039
                                                                ------------
                                                                $348,289,964
                                                                ============
Net Asset Value per share
  ($348,289,964 [divided by] |PE|PE|PE827,110 shares) ......... $     421.09
                                                                ============


----------------------------------------------------------------------------
STATEMENT OF OPERATIONS
----------------------------------------------------------------------------
For the year ended December 31, 1997

Investment Income
Dividends, net of foreign taxes of $35,455 ...............   $ 5,406,052
Interest .................................................       308,875
                                                             -----------
                                                               5,714,927
Expenses
Management fee (Note 2) ..................................     1,630,111
Custodian fee ............................................        77,824
Trustees' fees (Note 2) ..................................        35,848
Audit fee ................................................        31,865
Transfer agent and shareholder services (Note 2) .........        22,474
Reports to shareholders ..................................        18,799
Legal fees ...............................................         5,385
Miscellaneous ............................................        11,028
                                                             -----------
                                                               1,833,334
                                                             -----------
Net investment income ....................................     3,881,593
                                                             -----------
Realized and Unrealized Gain on Investments
Net realized gain on investments (Notes 1 and 3) .........    16,583,125
Provision for federal income tax .........................    (3,472,689)
                                                             -----------
                                                              13,110,436
Net unrealized appreciation of investments ...............    66,182,224
                                                             -----------
Net gain on investments ..................................    79,292,660
                                                             -----------
Net increase in net assets resulting from operations .....   $83,174,253
                                                             ===========

The accompanying notes are an integral part of the financial statements.

STATE STREET RESEARCH EXCHANGE FUND
-----------------------------------------------------------------------
STATEMENT OF CHANGES IN NET ASSETS
-----------------------------------------------------------------------

                                          Years ended December 31
                                     ----------------------------------
                                           1996               1997
-----------------------------------------------------------------------
Increase (Decrease) in Net Assets
Operations:
Net investment income ............   $  3,490,601        $  3,881,593
                                     ------------        ------------
Net realized gain on
  investments ....................     15,724,519          16,583,125
Provision for federal income
  tax ............................     (2,598,359)         (3,472,689)
                                     ------------        ------------
                                       13,126,160          13,110,436
                                     ------------        ------------
Net unrealized appreciation of
  investments ....................     40,186,634          66,182,224
                                     ------------        ------------
Net increase resulting from
  operations .....................     56,803,395          83,174,253
                                     ------------        ------------
Distribution from net realized
  gains ..........................       (432,035)                 --
                                     ------------        ------------
Dividends from net
  investment income ..............     (3,498,914)         (3,864,410)
                                     ------------        ------------
Share transactions:
Net asset value of shares
  issued in payment of:
 Distribution from net
   realized gains ................        130,117                  --
 Dividends from net
   investment income .............        333,745             297,743
Cost of shares repurchased .......    (10,034,082)         (8,041,950)
                                     ------------        ------------
Net decrease from fund share
  transactions ...................     (9,570,220)         (7,744,207)
                                     ------------        ------------
Total increase in net assets .....     43,302,226          71,565,636

Net Assets
Beginning of year ................    233,422,102         276,724,328
                                     ------------        ------------
End of year (including
  undistributed net
  investment income of
  $77,382 and $101,097,
  respectively) ..................   $276,724,328        $348,289,964
                                     ============        ============
Number of shares:
Issued upon reinvestment of:
 Distribution from net
   realized gains ................            398                  --
 Dividends from net
   investment income .............            934                 754
Repurchased ......................        (33,611)            (20,727)
                                     ------------        ------------
Net decrease in fund shares ......        (32,279)            (19,973)
                                     ------------        ------------


--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 1997

Note 1

State Street Research Exchange Fund (the "Fund"), is a series of State Street Research Exchange Trust (the "Trust"), which is a Massachusetts business trust registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. The Fund is presently the only series of the Trust.

The investment objective of the Fund is to provide long-term growth of capital and, secondarily, long-term growth of income. In seeking to achieve its investment objective, the Fund invests primarily in common stocks, or securities convertible into common stocks, that have long-term growth potential.

The following significant policies are consistently followed by the Fund in preparing its financial statements, and such policies are in conformity with generally accepted accounting principles for investment companies.

A. Investments in Securities
Values for listed securities represent the last sale on national securities exchanges quoted prior to the close of the New York Stock Exchange. Over-the-counter securities quoted on the National Association of Securities Dealers Automated Quotation ("NASDAQ") system are valued at the closing price supplied through such system. In the absence of recorded sales and for those over-the-counter securities not quoted on the NASDAQ system, valuations are at the mean of the closing bid and asked quotations, except for securities that may be restricted as to public resale, which are valued in accordance with methods adopted by the Trustees. Security transactions are accounted for on the trade date (date the order to buy or sell is executed), and dividends declared but not received are accrued on the ex-dividend date. Interest income is determined on the accrual basis. Realized gains and losses from security transactions are reported on the basis of average cost of securities delivered.

B. Federal Income Taxes
No provision for Federal income taxes is necessary with respect to net investment income since the Fund has elected to qualify under Subchapter M of the Internal Revenue Code and maintains a policy to distribute substantially all of such income. It is also the intention of the Fund to distribute an amount sufficient to avoid imposition of any Federal Excise Tax under Section 4982 of the Internal Revenue Code. The Fund retains and designates as undistributed gains all of its taxable net long-term capital gains and pays Federal income taxes thereon on behalf of the shareholders.

C. Dividends
Dividends from net investment income are declared and paid or reinvested quarterly. Net realized short-term capital gains, if any, are distributed annually.

Income dividends and capital gain distributions are determined in accordance with Federal income tax regulations which may differ from generally accepted accounting principles. The difference is primarily due to differing treatments for nontaxable redemptions in kind and


The accompanying notes are an integral part of the financial statements.

STATE STREET RESEARCH EXCHANGE FUND
--------------------------------------------------------------------------------
NOTES (cont'd)
--------------------------------------------------------------------------------

the disposition of securities that have different bases for financial reporting and tax purposes. The permanent book and tax basis difference relating to shareholder distributions will result in reclassifications to paid-in capital.

D. Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

E. Securities Lending
The Fund may seek additional income by lending portfolio securities to qualified institutions. The Fund will receive cash or securities as collateral in an amount equal to at least 100% of the current market value of any loaned securities plus accrued interest. If the borrower fails to return the securities and the value of the collateral has declined during the term of the loan, the Fund will bear the loss. During the year ended December 31, 1997, there were no loaned securities.

Note 2

The Trust and State Street Research & Management Company (the "Adviser"), an indirect wholly owned subsidiary of Metropolitan Life Insurance Company ("Metropolitan"), have entered into a contract that provides for an annual fee equal to 0.50% of the Fund's average daily net assets. In consideration of these fees, the Adviser furnishes the Fund with management, investment advisory, statistical and research facilities and services. The Adviser also pays all salaries, rent and certain other expenses of management. During the year ended December 31, 1997, the fees pursuant to such agreement amounted to $1,630,111.

State Street Research Service Center, a division of State Street Research Investment Services, Inc., the Trust's principal underwriter (the "Distributor"), an indirect wholly owned subsidiary of Metropolitan, provides certain shareholder services to the Fund such as responding to inquiries and instructions from investors with respect to the purchase and redemption of shares of the Fund. During the year ended December 31, 1997, the amount of such expenses was $3,863.

The fees of the Trustees not currently affiliated with the Adviser amounted to $35,848 during the year ended December 31, 1997.

Note 3

For the year ended December 31, 1997, exclusive of short-term investments and U.S. Government obligations, purchases and sales of securities, including $7,580,963 representing redemptions in kind, aggregated $7,175,553 and $20,547,333, respectively.

Note 4

The Trustees have the authority to issue an unlimited number of shares of beneficial interest, $.001 par value per share.

At December 31, 1997, the Adviser owned 13,766 shares of the Fund.


--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

For a share outstanding throughout each year: For a share outstanding throughout each year:

                                                                                Years ended December 31
                                                                                -----------------------
                                                                                    1993        1994
                                                                                ----------- -----------
Net asset value, beginning of year ($)                                              205.98      205.81
                                                                                    ------      ------
 Net investment income ($)                                                            3.47        3.79
 Net realized and unrealized gain (loss) on investments ($)*                         (0.24)      (1.67)
                                                                                   -------     -------
Total from investment operations ($)                                                  3.23        2.12
                                                                                   -------     -------
 Dividends from net investment income ($)                                            (3.40)      (3.80)
 Distributions from net realized gains ($)                                              --          --
                                                                                   -------     -------
Total distributions ($)                                                              (3.40)      (3.80)
                                                                                   -------     -------
Net asset value, end of year ($)                                                    205.81      204.13
                                                                                   =======     =======
Total return (%)                                                                      4.88        3.44
Ratios/supplemental data:
Net assets at end of year ($ thousands)                                            206,153     195,150
Ratio of operating expenses to average net assets (%)                                 0.62        0.57
Ratio of net investment income to average net assets (%)                              1.65        1.80
Portfolio turnover rate (%)                                                          22.10       16.31
Average commission rate (1) ($)                                                         --          --
*After provision for Federal tax on retained capital gains at end of year ($)         6.79        4.88



For a share outstanding throughout each year:

                                                                                      Years ended December 31
                                                                                -----------------------------------
                                                                                    1995        1996        1997
                                                                                ----------- ----------- -----------
Net asset value, beginning of year ($)                                              204.13      265.44      326.68
                                                                                    ------     -------     -------
 Net investment income ($)                                                            3.63        4.09        4.67
 Net realized and unrealized gain (loss) on investments ($)*                         61.75       61.76       94.39
                                                                                    ------     -------     -------
Total from investment operations ($)                                                 65.38       65.85       99.06
                                                                                    ------     -------     -------
 Dividends from net investment income ($)                                            (3.80)      (4.10)      (4.65)
 Distributions from net realized gains ($)                                           (0.27)      (0.51)         --
                                                                                   -------     -------     -------
Total distributions ($)                                                              (4.07)      (4.61)      (4.65)
                                                                                   -------     -------     -------
Net asset value, end of year ($)                                                    265.44      326.68      421.09
                                                                                   =======     =======     =======
Total return (%)                                                                     34.44       26.06       31.71
Ratios/supplemental data:
Net assets at end of year ($ thousands)                                            233,422     276,724     348,290
Ratio of operating expenses to average net assets (%)                                 0.58        0.57        0.56
Ratio of net investment income to average net assets (%)                              1.49        1.36        1.19
Portfolio turnover rate (%)                                                          11.67        5.39        2.26
Average commission rate (1) ($)                                                         --      0.0298      0.0306
*After provision for Federal tax on retained capital gains at end of year ($)         4.64        3.07        4.20

--------------------------------------------------------------------------------
(1)Average commission rate per share paid by the Fund for security trades on which commissions are charged beginning with the fiscal year ended December 31, 1996.

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

To the Trustees of State Street Research Exchange Trust and Shareholders of State Street Research Exchange Fund:


We have audited the accompanying statement of assets and liabilities of State Street Research Exchange Fund, including the schedule of portfolio investments, as of December 31, 1997, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1997 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of State Street Research Exchange Fund as of December 31, 1997, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with generally accepted accounting principles.




                                                        Coopers & Lybrand L.L.P.
Boston, Massachusetts
February 9, 1998

STATE STREET RESEARCH EXCHANGE FUND
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION OF FUND PERFORMANCE
--------------------------------------------------------------------------------

Exchange Fund provided shareholders with strong performance during the year. For the 12 months ended December 31, 1997 the Fund returned 31.71%. The Fund outperformed the average growth and income fund, which was up 27.14%, according to Lipper Analytical Services. It slightly underperformed the S&P 500, which gained 33.35% for the same period.

The Fund's current portfolio is invested primarily in large, well-known growth companies with an emphasis on steady revenue and earnings growth potential.

During the first half, investors favored the large, high quality brand name companies that the Fund invests in and performance was strong. However, as stock prices rose and valuations skyrocketed, investors sought opportunity among value-oriented stocks and smaller companies did better than large companies in the third quarter. However, when turmoil in Southeast Asia made U.S. investors nervous, they returned to large-company growth stocks and the Fund's positions began to rebound. At the end of the period, the Fund was 98% invested in stocks with 2% in cash. Drug stocks were the Fund's single largest investment position, followed by oil and office equipment.

December 31, 1997


The Standard & Poor's 500 Composite Index (S&P 500) includes 500 widely traded common stocks and is a commonly used measure of U.S. stock market performance. The index is unmanaged and direct investment in the index is not possible; results are for illustrative purposes only. All returns represent past performance, which is no guarantee of future results. The investment return and principal value in an investment made in the Fund will fluctuate and shares, when redeemed, may be worth more or less than their original cost. All returns assume reinvestment of capital gain distributions and income dividends.

                   Comparison Of Change In Value Of A $10,000
                  Investment In Exchange Fund and The S&P 500

[LINE CHART]

            Average Annual Total Return

-----------------------------------------------------
1 Year               5 Years               10 Years
-----------------------------------------------------
31.71%               19.35%                17.38%
-----------------------------------------------------


10000    10000
11786    11656
15805    15343
14775    14866
19203    19386
20500    20861
21500    22958
22240    23260
29900    31990
37692    39331
49643    52448


12/87 -- 12/97